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                                                                   Exhibit 99.02

FOR IMMEDIATE RELEASE

Contact:
maureen.oconnell@exodus.net
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Steve Thomas (investor relations)
Exodus Communications
408.346.2191
steve.thomas@exodus.net
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Exodus Names Interim Chief Financial Officer
Former CFO Dick Stoltz Re-Takes Reins

SANTA CLARA, Calif. - April 30, 2001 - Exodus Communications, Inc. (NASDAQ:EXDS) today announced Dick Stoltz, Exodus senior advisor for strategy and finance since he stepped down as chief financial officer and chief operating officer in January 2000, has resumed his responsibilities as CFO and executive vice president of finance on a temporary basis.

Ellen M. Hancock, chairman and CEO, said R. Marshall Case, who succeeded Stoltz, is leaving the company for personal reasons. She said Stoltz will take over the day-to-day financial management of Exodus while a search is conducted for Case's replacement.

As senior advisor to the Exodus executive team over the past year, Stoltz has been actively involved in the company's business, helping to drive growth-related strategic and financial issues. Stoltz was Exodus' CFO and Chief Operating Officer from October 1995 to January 2000.
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                          About Exodus Communications

Exodus Communications is the leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The Company offers sophisticated system and network management solutions, along with professional services to provide optimal performance for customers' Web sites. Exodus manages its network infrastructure via a worldwide network of IDCs located in North America, Europe and Asia Pacific. More information on Exodus can be found at www.exodus.net.
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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc.
and are registered in certain jurisdictions. All other trademarks are the property of their respective owners.